Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2020

MAYFIELD VILLAGE, Ohio, May 1, 2020 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2020.

Net sales for the first quarter of 2020 were $102.9 million, an increase of 6%, compared to $97.2 million in the first quarter of 2019. Currency translation rates had an unfavorable impact on 2020 first quarter net sales of $4.1 million, or 4%.

The Company posted net income for the first quarter of 2020 of $3.7 million, or $.74 per diluted share, compared to $1.8 million, or $.36 per diluted share, in the first quarter of 2019. Currency translation rates had an unfavorable effect on net income of $.1 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We entered 2020 in a position of strength coming off a second consecutive year of record domestic sales. The spread of COVID-19 during the second half of the first quarter created challenges for us in countries that were the earliest to be impacted by the pandemic, namely our Asia-Pacific business segment. We quickly reacted by first protecting the health and safety of our employees while we maintained critical operations to protect our customers and suppliers. Amidst the COVID-19 pandemic, except for Asia-Pacific, we were able to deliver profitable sales growth in all other business segments versus the same period last year. While the extent to which the pandemic will impact the future is not yet known, we will continue to focus on the safety and well-being of our employees, our customers and our valued suppliers."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain, Thailand and Vietnam.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in business conditions and economy due to COVID-19 including the severity and duration of business disruption caused by the pandemic, the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2019 Annual Report on Form 10-K filed with the SEC on March 6, 2020 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31
	2020	2019

Net sales	$ 102,852	$ 97,153
Cost of products sold	69,942	69,888
GROSS PROFIT	32,910	27,265

Costs and expenses
Selling	8,905	8,413
General and administrative	13,434	12,318
Research and engineering	4,296	4,140
Other operating expense - net	1,122	348
	27,757	25,219

OPERATING INCOME	5,153	2,046

Other income (expense)
Interest income	111	179
Interest expense	(709)	(368)
Other income - net	549	71
	(49)	(118)

INCOME BEFORE INCOME TAXES	5,104	1,928

Income taxes	1,451	104

NET INCOME	$ 3,653	$ 1,824

Less: Net income attributable to noncontrolling interests	45	-

NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$ 3,698	$ 1,824

BASIC EARNINGS PER SHARE
Net Income Attributable to Preformed Line Products Company Shareholders	$ 0.74	$ 0.36

DILUTED EARNINGS PER SHARE
Net Income Attributable to Preformed Line Products Company Shareholders	$ 0.74	$ 0.36

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,008	5,045

Weighted-average number of shares outstanding - diluted	5,017	5,054

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2020	2019

ASSETS
Cash and cash equivalents	$ 34,117	$ 38,929
Accounts receivable, less allowances of $3,326 ($3,849 in 2019)	83,441	83,517
Inventories - net	92,513	95,718
Prepaids	9,753	9,522
Other current assets	2,659	4,289
TOTAL CURRENT ASSETS	222,483	231,975

Property, plant and equipment - net	119,356	124,018
Other intangibles - net	13,480	15,116
Goodwill	25,814	27,840
Deferred income taxes	6,094	7,564
Other assets	26,030	27,058

TOTAL ASSETS	$ 413,257	$ 433,571

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 28,534	$ 28,282
Notes payable to banks	10,512	8,696
Current portion of long-term debt	3,309	3,354
Accrued compensation and amounts withheld from employees	11,220	11,817
Accrued expenses and other liabilities	20,876	28,924
TOTAL CURRENT LIABILITIES	74,451	81,073

Long-term debt, less current portion	58,724	53,722
Other noncurrent liabilities and deferred income taxes	28,582	30,208

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,995,114 and
4,992,979 issued and outstanding, as of March 31, 2020 and December 31, 2019	13,003	12,848
Common shares issued to rabbi trust, 264,283 and 267,431 shares at
March 31, 2020 and December 31, 2019, respectively	(10,880)	(10,981)
Deferred Compensation Liability	10,880	10,981
Paid-in capital	39,747	38,854
Retained earnings	355,984	353,292
Treasury shares, at cost, 1,506,481 and 1,431,235 shares at
March 31, 2020 and December 31, 2019, respectively	(83,086)	(79,106)
Accumulated other comprehensive loss	(74,136)	(57,353)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	251,512	268,535
Noncontrolling interest	(12)	33
TOTAL SHAREHOLDERS' EQUITY	251,500	268,568
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 413,257	$ 433,571

CONTACT: Andrew S. Klaus, Preformed Line Products, (440) 473-9246